EXHIBIT 3.3
                                                 PITTWAY CORPORATION
                                                      MARCH 31, 1996

                                                           FORM 10-Q


                      CERTIFICATE OF AMENDMENT
                                TO
               RESTATED CERTIFICATE OF INCORPORATION

                              ********

    In accordance with the provisions of Section 242 of the General
              Corporation Law of the State of Delaware

                              ********

     Pittway Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:    That the Board of Directors of said corporation, on
March 12, 1996, at a meeting duly called and constituted, adopted the following resolutions proposing an amendment to the Company's Restated Certificate of Incorporation to increase the shares of capital stock which the Corporation has authority to issue and directing that such amendment be submitted to the stockholders for consideration at said corporation's 1996 annual meeting:

               RESOLVED, that in the opinion of the Board of Directors it is advisable that the Restated Certificate of Incorporation, as amended, of Pittway Corporation be further amended as follows:

               The first sentence of Article FOURTH shall be amended in its entirety to read as follows:

                    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) shares, of which Two Million (2,000,000) shares shall be designated Preferred Stock with no par value, Thirty-Six Million (36,000,000) shares shall be designated Class A Stock of the par value of $1.00 per share, and Forty-Two Million (42,000,000) shares shall be designated Common Stock of the par value of $1.00 per share.

               FURTHER RESOLVED, that such amendment be submitted to the stockholders of Pittway Corporation for consideration at Pittway Corporation's 1996 annual meeting of stockholders.

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     SECOND:   That at the annual meeting of stockholders of said
corporation held May 9, 1996, the aforesaid amendment was approved by vote of a majority of each of: (i) the votes which the outstanding Common Stock and Class A Stock were entitled to cast at such annual meeting, (ii) the outstanding Common Stock, voting as a class, and (iii) the outstanding Class A Stock, voting as a class.

     THIRD:    That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Pittway Corporation has caused this certificate to be signed by King Harris, its President, this 9th day of May, 1996.

                                          Pittway Corporation

                                          By_____________________
                                          King Harris, President